EXHIBIT 99

                   PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

The following Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the October 1, 2001 acquisition of Galileo International, Inc. ("Galileo"). The following Unaudited Pro Forma Condensed Combined Statements of Operations gives effect to the acquisition of Galileo and the Company's March 1, 2001 acquisition of Avis Group Holdings, Inc. ("Avis"). Both transactions have been accounted for under the purchase method of accounting.

Since the acquisition of Avis occurred on March 1, 2001, the financial position of Avis is included in the Company's historical balance sheet as of September 30, 2001. The Unaudited Pro Forma Condensed Combined Balance Sheet assumes the acquisition of Galileo occurred on September 30, 2001. The Unaudited Pro Forma Condensed Combined Statements of Operations assume the acquisitions of Avis and Galileo both occurred on January 1, 2000. The unaudited pro forma financial information is based on the historical consolidated financial statements of the Company, Avis and Galileo under the assumptions and adjustments set forth in the accompanying explanatory notes.

The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2000 also gives effect to various significant finance-related activities that occurred during the first quarter of 2001, which comprise the issuance of debt securities (net of debt retirements) and equity securities, the conversion of PRIDES to CD common stock and the issuance of zero-coupon senior convertible notes. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2000 assumes these financing activities occurred on January 1, 2000.

For purposes of developing the Unaudited Pro Forma Condensed Combined Balance Sheet, Galileo's assets and liabilities were recorded at their estimated fair values and the excess purchase price was assigned to goodwill. These fair values are based on preliminary estimates. Accordingly, the pro forma adjustments may be subject to revision once appraisals, evaluations and other studies of the fair value of Galileo's assets and liabilities are finalized. Pursuant to Statement of Financial Accounting Standards ("SFAS") No. 142, "GOODWILL AND OTHER INTANGIBLE ASSETS," the Company will not be amortizing goodwill and certain other intangible assets arising from the acquisition of Galileo.

Since Avis was consolidated with the Company as of March 1, 2001, Avis' results of operations between January 1, 2001 and February 28, 2001 were combined with the Company's results of operations for the full nine months, which were then added to Galileo's results of operations for the full nine months, subject to certain pro forma adjustments, to provide the combined pro forma results of operations. All intercompany transactions were eliminated on a pro forma basis. Historically, Avis paid the Company for services the Company provided related to call centers and information technology and for the use of the Company's trademarks, and Avis paid Galileo for services Galileo provided related to reservations for vehicle rentals.

The pro forma adjustments relating to the acquisition of Galileo reflect the disbursement of a combination of CD common stock and cash aggregating $20.91 for each share of Galileo common stock outstanding, the fair value of CD common stock options exchanged with certain fully-vested Galileo stock options of approximately $32 million and estimated transaction costs and expenses of approximately $36 million. Approximately $1,482 million of the merger consideration was funded through the issuance of CD common stock, with the remainder being financed by available cash. In addition, Cendant repaid, from available cash, $555 million of $586 million of Galileo's debt assumed.

In August 2000, Avis contributed its European vehicle management and leasing business ("PHH Europe") to a newly formed joint venture in exchange for cash, settlement of intercompany debt and a 20% interest in the venture (the "PHH Europe Transaction"). The accompanying Supplemental Unaudited Pro Forma Condensed Combined Statement of Operations of Avis for the year ended December 31, 2000 has been adjusted to reflect the PHH Europe Transaction.

The Company continues to review acquired operations, which may result in a plan to realign or reorganize certain of those operations. The costs of implementing such a plan, if it were to occur, have not been reflected in the accompanying pro forma financial information. The impact of a potential realignment or reorganization could increase or decrease the amount of goodwill and intangible assets and any related amortization in the accompanying pro forma financial information. Additionally, the Unaudited Pro Forma Condensed Combined Statement of Operations excludes any benefits that might result from the acquisitions due to synergies that may be derived or from the elimination of duplicate efforts.

The Company's management believes that the assumptions used provide a reasonable basis on which to present the unaudited pro forma financial information. The Company has completed other acquisitions and dispositions which are not significant and, accordingly, have not been included in the accompanying unaudited pro forma financial information. The unaudited pro forma financial information may not be indicative of the financial position or results of operations that would have occurred if the acquisitions of Avis and Galileo had been in effect on the dates indicated or which might be obtained in the future.

The unaudited pro forma financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes thereto for the Company, Avis and Galileo. Certain reclassifications have been made to the historical amounts of Galileo to conform with the Company's classification.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2001
                                  (in millions)

                                                                                               PURCHASE
                                                              HISTORICAL      HISTORICAL       AND OTHER          COMBINED
                                                               CENDANT         GALILEO        ADJUSTMENTS         PRO FORMA
                                                              ----------      ----------      -----------         ---------
ASSETS
Current assets
   Cash and cash equivalents                                  $   3,201        $     25        $   (931)(a)(b)       2,295
   Receivables, net                                               1,196             215              --              1,411
   Stockholder litigation settlement trust                        1,100              --              --              1,100
   Deferred income taxes                                            827              22              --                849
   Other current assets                                           1,087              33              --              1,120
                                                              ---------        --------        --------            -------
Total current assets                                              7,411             295            (931)             6,775

Property and equipment, net                                       1,654             392              26 (b)          2,072
Deferred income taxes                                               347              --              --                347
Franchise agreements, net                                         1,653              --              --              1,653
Goodwill, net                                                     5,496             288           1,591 (b)          7,375
Other intangibles, net                                              782             394              50 (b)          1,226
Other assets                                                      1,992             128             (50)(b)          2,070
                                                              ---------        --------        --------            -------
Total assets exclusive of assets under programs                  19,335           1,497             686             21,518
                                                              ---------        --------        --------            -------

Assets under management and mortgage programs
   Mortgage loans held for sale                                     826              --              --                826
   Relocation receivables                                           339              --              --                339
   Vehicle-related, net                                           8,166              --              --              8,166
   Timeshare receivables                                            280              --              --                280
   Mortgage servicing rights                                      1,949              --              --              1,949
                                                              ---------        --------        --------            -------
                                                                 11,560              --              --             11,560
                                                              ---------        --------        --------            -------
TOTAL ASSETS                                                  $  30,895        $  1,497        $    686            $33,078
                                                              =========        ========        ========            =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
   Accounts payable and other current liabilities             $   2,703        $    228        $    150 (b)        $ 3,081
   Current portion of long-term debt                                221             133            (121)(a)            233
   Stockholder litigation settlement                              2,850              --              --              2,850
   Deferred income                                                  984              --              --                984
   Deferred income taxes                                             --              --              (1)(b)             (1)
                                                              ---------        --------        --------            -------
Total current liabilities                                         6,758             361              28              7,147

Long-term debt, excluding Upper DECS                              5,521             453            (434)(a)          5,540
Upper DECS                                                          863              --              --                863
Other liabilities                                                   702             142             119 (b)            963
                                                              ---------        --------        --------            -------
Total liabilities exclusive of liabilities under programs        13,844             956            (287)            14,513
                                                              ---------        --------        --------            -------

Liabilities under management and mortgage programs
   Debt                                                           9,741              --              --              9,741
   Deferred income taxes                                          1,030              --              --              1,030
                                                              ---------        --------        --------            -------
                                                                 10,771              --              --             10,771
                                                              ---------        --------        --------            -------

Mandatorily redeemable preferred interest in a subsidiary           375              --              --                375
                                                              ---------        --------        --------            -------

Stockholders' equity                                              5,905             541             973(c)           7,419
                                                              ---------        --------        --------            -------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $  30,895        $  1,497        $    686            $33,078
                                                              =========        ========        ========            =======

 SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET.

                          NOTES TO UNAUDITED PRO FORMA
                        CONDENSED COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2001
                              (DOLLARS IN MILLIONS)

(a) Represents the repayment of a portion of the Galileo long-term debt assumed ($555).

(b) Represents the excess of the purchase price over the preliminary estimate of the fair value of the identifiable net assets acquired, calculated as follows:

     Calculation of acquisition of goodwill
       Cash consideration                                                                                     $      358
       Issuance of CD common stock                                                                                 1,482
       Fair value of CD common stock options issued in exchange for Galileo stock options                             32
       Transition costs and expenses (includes cash payments of $18)                                                  36
                                                                                                              ----------
         Total purchase price                                                                                      1,908
                                                                                                              ----------

       Preliminary estimate of fair value of identifiable net assets acquired
         Historical book value of assets acquired net of liabilities assumed                                         541
         Elimination of Galileo goodwill                                                                            (288)
         Preliminary estimate of fair value adjustments to identifiable intangible assets                             50
         Preliminary estimate of fair value adjustments to property and equipment                                     26
         Preliminary estimate of fair value adjustments to other current liabilities                                (132)
         Preliminary estimate of fair value adjustments to other assets ($50) and other liabilities ($119)          (169)
         Deferred tax liability on fair value adjustments and transaction costs and expenses                           1
                                                                                                              ----------
       Preliminary estimate of fair value of identifiable net assets acquired                                         29
                                                                                                              ----------

       Acquisition goodwill                                                                                   $    1,879
                                                                                                              ==========

     Calculation of acquisition goodwill adjustment
       Acquisition goodwill                                                                                   $    1,879
       Historical Galileo goodwill                                                                                  (288)
                                                                                                              ----------
       Acquisition goodwill adjustment                                                                        $    1,591
                                                                                                              ==========

(c) Represents the issuance of CD common stock in exchange for all outstanding shares of Galileo common stock ($1,482) and the issuance of CD common stock options in exchange for all outstanding Galileo stock options ($32), partially offset by the elimination of Galileo equity balances ($541).

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                         HISTORICAL
                                                            AVIS         AVIS                                 GALILEO
                                            HISTORICAL  JAN 1-FEB 28,   PURCHASE     ADJUSTED   HISTORICAL    PURCHASE    COMBINED
                                              CENDANT       2001       ADJUSTMENTS    CENDANT    GALILEO     ADJUSTMENTS  PRO FORMA
                                            ----------  -------------  -----------   --------   -----------  -----------  ---------
REVENUES
 Membership and service fees, net              $3,803       $  27        $ (34)(a)     $3,796     $   --       $  --        $3,796
 Vehicle-related                                2,520         594           --          3,114         --          --         3,114
 Global distribution services                      --          --           --             --      1,244          (9)(f)     1,235
 Other                                             47          20           -- (b)         67         65          --           132
                                               ------       -----        -----         ------     ------       -----        ------
Net revenues                                    6,370         641          (34)         6,977      1,309          (9)        8,277

EXPENSES
 Operating                                      2,101         174          (34)(a)      2,241        305          (9)(f)     2,537
 Selling, general and administrative            1,351         115           --          1,466        592         (39)(g)     2,019
 Vehicle depreciation, lease charges
   and interest, net                            1,285         350           --          1,635         --          --         1,635
 Non-vehicle depreciation and
   amortization                                   347          23            2 (c)        372        179        (109)(g)       442
 Other charges, net                               299          --           --            299         --          --           299
 Non-vehicle interest, net                        176          12            1 (d)        189         26         (28)(h)       187
 Other, net                                        --          --           --             --          5          --             5
                                               ------       -----        -----         ------     ------       -----        ------
Total expenses                                  5,559         674          (31)         6,202      1,107        (185)        7,124
                                               ------       -----        -----         ------     ------       -----        ------

Net gain on dispositions of businesses            435          --           --            435         --          --           435
                                               ------       -----        -----         ------     ------       -----        ------

INCOME (LOSS) BEFORE INCOME TAXES,
 MINORITY INTEREST AND EQUITY IN
 HOMESTORE.COM                                  1,246         (33)          (3)         1,210        202         176         1,588
Provision (benefit) for income
   taxes                                          438         (10)          (2)(e)        426         89          52(i)        567
Minority interest, net of tax                      22          --           --             22         --          --            22
Losses related to equity in
   Homestore.com, net of tax                       56          --           --             56         --          --            56
                                               ------       -----        -----         ------     ------       -----        ------
INCOME (LOSS) BEFORE CUMULATIVE
 EFFECT OF ACCOUNTING CHANGE                   $  730       $ (23)       $  (1)        $  706     $  113       $ 124        $  943
                                               ======       =====        =====         ======     ======       =====        ======

CD COMMON STOCK INCOME PER SHARE
 INCOME BEFORE CUMULATIVE EFFECT OF
 ACCOUNTING CHANGE
   Basic                                       $ 0.85                                   $0.83                               $ 0.98
   Diluted                                       0.81                                    0.78                                 0.93

 WEIGHTED AVERAGE SHARES OUTSTANDING
   Basic                                          832                                     832                    117(j)        949
   Diluted                                        883                                     883                    117(j)      1,000

MOVE.COM COMMON STOCK INCOME PER SHARE
 INCOME BEFORE CUMULATIVE EFFECT OF
 ACCOUNTING CHANGE
   Basic                                       $ 9.94                                   $9.94                               $ 9.94
   Diluted                                       9.81                                    9.81                                 9.81

 WEIGHTED AVERAGE SHARES OUTSTANDING
   Basic                                            2                                       2                                    2
   Diluted                                          2                                       2                                    2

            SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONDENSED
                       COMBINED STATEMENT OF OPERATIONS.

                          NOTES TO UNAUDITED PRO FORMA
                   CONDENSED COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                              (DOLLARS IN MILLIONS)

THE FOLLOWING PRO FORMA ADJUSTMENTS RELATE TO THE ACQUISITION OF AVIS.

(a) Represents the elimination of amounts paid by Avis to the Company for services provided related to call centers and information technology and for the use of trademarks.

(b) Represents the elimination of the Company's earnings attributable to its investment in Avis for which the combined effect is zero.

(c) Represents the amortization of goodwill generated on the excess of the purchase price over the preliminary estimate of fair value of identifiable net assets acquired on a straight-line basis over 40 years, partially offset by the reversal of Avis' amortization of pre-acquisition goodwill and other identifiable intangibles resulting from the allocation of the purchase price on a straight-line basis over 20 years.

(d) Represents interest expense on debt issued to finance a portion of the purchase price ($7), partially offset by the amortization of the fair value adjustment on acquired debt ($4) and the reversal of Avis' amortization of debt-related costs ($2).

(e) Represents the income tax effect of the purchase adjustments at an estimated statutory rate of 38.5% (not including adjustments for non-deductible goodwill).

THE FOLLOWING PRO FORMA ADJUSTMENTS RELATE TO THE ACQUISITION OF GALILEO.

(f) Represents the elimination of amounts paid by Avis to Galileo for services provided related to reservations for vehicle rentals.

(g) Represents the (i) amortization of estimated identifiable intangibles on a straight-line basis ($10) and (ii) depreciation and amortization of the estimated value of property and equipment ($60), net of the reversal of Galileo's (i) amortization of pre-acquisition goodwill ($41), (ii) amortization of other intangible assets ($31), (iii) depreciation and amortization of property and equipment ($107) and (iv) amortization of other assets ($39).

(h) Represents interest expense relating to the Galileo long-term debt that was repaid at closing.

(i) Represents the income tax effect of the purchase adjustments at an estimated statutory rate of 38.5% (not including adjustments for non-deductible goodwill).

(j) Represents the issuance of 117 million shares of CD common stock used to fund a portion of the purchase price.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                             AVIS          OTHER                              GALILEO
                                    HISTORICAL  ADJUSTED   PURCHASE      PRO FORMA    ADJUSTED  HISTORICAL   PURCHASE       COMBINED
                                     CENDANT     AVIS(*)  ADJUSTMENTS   ADJUSTMENTS   CENDANT    GALILEO    ADJUSTMENTS    PRO FORMA
                                    ---------   --------  -----------   -----------   --------  ----------  -----------    ---------
REVENUES
 Membership and service
   fees, net                          $ 4,512     $  155    $(173)(a)      $  --       $ 4,494     $   --     $  --        $  4,494
 Vehicle-related                           --      3,783       --             --         3,783         --        --           3,783
 Global distribution services              --         --       --             --            --      1,561       (13)(k)       1,548
 Other                                    147        151      (39)(b)         --           259         82        --             341
                                      -------     ------    -----          -----       -------     ------     -----        --------
Net revenues                            4,659      4,089     (212)            --         8,536      1,643       (13)         10,166

EXPENSES
 Operating                              1,426        966     (173)(a)         --         2,219        368       (13)(k)       2,574
 Vehicle depreciation, lease
   charges and interest, net               --      1,671       --             --         1,671         --        --           1,671
 Selling, general and
   administrative                       1,508        637       --             --         2,145        701       (40)(l)       2,806
 Non-vehicle depreciation
   and amortization                       352         74       16(c)          --           442        218      (123)(l)         537
 Other charges, net                       111         --       --             --           111         28        --             139
 Non-vehicle interest, net                148        482        6(d)          54(g,i)      690         45       (47)(m)         688
 Other, net                                --         --       --             --            --         17        --              17
                                      -------     ------    -----          -----       -------     ------     -----        --------
Total expenses                          3,545      3,830     (151)            54         7,278      1,377      (223)          8,432
                                      -------     ------    -----          -----       -------     ------     -----        --------

Net loss on dispositions of
 businesses                                (8)        --      (35)(e)         --           (43)        --        --             (43)
                                      -------     ------    -----          -----       -------     ------     -----        --------
Income before income taxes,
 minority interest and equity
 in Homestore.com                       1,106        259      (96)           (54)        1,215        266       210           1,691
Provision for income taxes                362        117      (30)(f)        (20)(f)       429        117        61(n)          607
Minority interest, net of tax              84          7       --            (66)(h)        25         --        --              25
                                      -------     ------    -----          -----       -------     ------     -----        --------
Income before extraordinary
 loss and cumulative effect
 of accounting change                 $   660     $  135    $ (66)         $  32       $   761     $  149     $ 149        $  1,059
                                      =======     ======    =====          =====       =======     ======     =====        ========

CD COMMON STOCK INCOME PER
 SHARE INCOME BEFORE
 EXTRAORDINARY LOSS AND
 CUMULATIVE EFFECT OF
   ACCOUNTING CHANGE
   Basic                              $  0.92                                          $  0.92                             $   1.12
   Diluted                               0.89                                             0.90                                 1.09

WEIGHTED AVERAGE SHARES
 OUTSTANDING
   Basic                                  724                                107(j)        831                  117(o)          948
   Diluted                                762                                107(j)        869                  117(o)          986

MOVE.COM COMMON STOCK LOSS
 PER SHARE LOSS BEFORE
 EXTRAORDINARY LOSS AND
 CUMULATIVE EFFECT OF
 ACCOUNTING CHANGE
   Basic                              $ (1.76)                                         $ (1.76)                            $  (1.76)
   Diluted                              (1.76)                                           (1.76)                            $  (1.76)

 WEIGHTED AVERAGE SHARES
 OUTSTANDING
   Basic                                    3                                                3                                    3
   Diluted                                  3                                                3                                    3

----------
(*) See Supplemental Unaudited Condensed Combined Statement of Operations and Notes included herein.

            SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONDENSED
                       COMBINED STATEMENT OF OPERATIONS.

                          NOTES TO UNAUDITED PRO FORMA
                   CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

THE FOLLOWING PRO FORMA ADJUSTMENTS RELATE TO THE ACQUISITION OF AVIS AND THE FINANCING ACTIVITIES.

(a) Represents the elimination of amounts paid by Avis to the Company for services provided related to call centers and information technology and for the use of trademarks.

(b) Represents the elimination of the Company's earnings attributable to its investment in Avis.

(c) Represents the amortization of goodwill generated on the excess of fair value over the net assets acquired on a straight-line basis over 40 years, net of the reversal of Avis' amortization of pre-acquisition goodwill and other identifiable intangibles resulting from the allocation of purchase price on a straight-line basis over 20 years.

(d) Represents interest expense on debt issued to finance the acquisition of Avis ($44), net of amortization of the fair value adjustment on acquired debt ($25) and the reversal of Avis' amortization of debt related costs ($13).

(e) Represents the reversal of a gain of $35 million recorded by the Company, which represents the recognition of a portion of its previously recorded deferred gain from the 1999 sale of its fleet business due to the disposition of PHH Europe by Avis in August 2000.

(f) Represents the income tax effect of the purchase adjustments and other pro forma adjustments at an estimated statutory rate of 37.5% (not including adjustments for non-deductible goodwill), except Note (e) above where the tax effect was approximately 2%, which represented the rate at which taxes were provided on the related gain.

(g) Represents interest expense relating to the issuance of the zero-coupon senior convertible notes, medium-term notes, borrowing under a $650 million term loan agreement and the repayment of an existing term loan, net of interest expense allocated to the acquisition of Avis (See Note (d) above).

(h) Represents the reduction in preferred stock dividends resulting from the conversion of the PRIDES to CD common stock.

(i) No adjustment has been made to reduce interest expense for interest income on the incremental cash of $1,587 raised through the Financing Activities. Assuming the incremental cash was invested at 5%, which represents the Company's current rate for cash investments, interest expense would have been reduced by $79. Additionally, income before extraordinary loss and cumulative effect of accounting change and income per share before extraordinary loss and cumulative effect of accounting change would have improved by $49 and $0.06, respectively.

(j) Represents the issuance of CD common stock of 61 million shares and 46 million shares relating to the conversion of PRIDES to CD common stock and the issuance of CD common stock, respectively.

THE FOLLOWING PRO FORMA ADJUSTMENTS RELATE TO THE ACQUISITION OF GALILEO.

(k) Represents the elimination of amounts paid by Avis to Galileo for services provided related to reservations for vehicle rentals.

(l) Represents the (i) amortization of estimated identifiable intangibles on a straight-line basis over 25 years ($13) and (ii) depreciation and amortization of the estimated value of property and equipment ($82), net of the reversal of Galileo's (i) amortization of pre-acquisition goodwill ($47), (ii) amortization of other intangibles assets ($39), (iii) depreciation and amortization of property and equipment ($132) and (iv) amortization of other assets ($40).

(m) Represents interest expense relating to the Galileo long-term debt that was repaid at closing.

(n) Represents the income tax effect of the purchase adjustments at an estimated statutory rate of 37.5% (not including adjustments for non-deductible goodwill).

(o) Represents the issuance of 117 million shares of CD common stock used to fund a portion of the purchase price.

   SUPPLEMENTAL UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                  (IN MILLIONS)

The unaudited pro forma financial data presented below was prepared to reflect the historical consolidated financial statements of Avis, excluding the PHH Europe Transaction. Avis will receive an annual license fee in connection with the PHH Europe Transaction from the joint venture for the license of the PHH fleet management technology, PHH interactive. Avis utilized the proceeds of the PHH Europe Transaction to reduce Avis' indebtedness and to pay transaction costs.

                                                             HISTORICAL         SALE OF       PRO FORMA            ADJUSTED
                                                                AVIS         PHH EUROPE (a)  ADJUSTMENTS             AVIS
                                                            ------------     --------------  -----------         ------------
REVENUES
   Service fees, net                                        $        241     $       (86)     $       --         $        155
   Vehicle rental                                                  2,467              --              --                2,467
   Vehicle leasing and other fees                                  1,389             (73)             --                1,316
   Other                                                             146              --               5(b)               151
                                                            ------------     --------------  -----------         ------------
Net revenues                                                       4,243            (159)              5                4,089

EXPENSES
   Operating                                                         966              --              --                  966
   Vehicle depreciation and lease charges                          1,695             (24)             --                1,671
   Selling, general and administrative                               693             (56)             --                  637
   Interest, net                                                     577             (37)            (58)(c)              482
   Depreciation and amortization                                      89             (12)             (3)(d)               74
                                                            ------------     --------------  -----------         ------------
Total expenses                                                     4,020            (129)            (61)               3,830

INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST              223             (30)             66                  259
Provision (benefit) for income taxes                                  95              (3)             25(e)               117
Minority interest                                                      7              --              --                    7
                                                            ------------     -----------      ----------         ------------
INCOME (LOSS) BEFORE EXTRAORDINARY LOSS AND
   CUMULATIVE EFFECT OF ACCOUNTING CHANGE                   $        121     $       (27)     $       41         $        135
                                                            ============     ===========      ==========         ============

            SEE ACCOMPANYING NOTES TO SUPPLEMENTAL UNAUDITED PRO FORMA CONDENSED
                       COMBINED STATEMENT OF OPERATIONS.


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

                    NOTES TO SUPPLEMENTAL UNAUDITED PRO FORMA
                   CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                              (DOLLARS IN MILLIONS)

(a) Represents adjustments to pro forma the results of operations of PHH Europe, assuming that the PHH Europe Transaction occurred on January 1, 2000.

(b) Represents fleet management technology fee income and the equity in the earnings of the joint venture formed pursuant to the PHH Europe Transaction, net of the amortization of the excess of cost over the assets acquired.

(c) Represents a reduction in interest expense resulting from the retirement of acquisition debt and revolving credit facilities related to the application of proceeds of $1,053 from the PHH Europe Transaction.

(d) Represents a decrease in amortization expense relating to goodwill generated from the PHH Europe Transaction, net of the reversal of PHH Europe goodwill.

(e) Represents the income tax effect of the pro forma adjustments at an estimated statutory rate of 39% (not including adjustments for non-deductible goodwill).


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